Exhibit 99.1

Company Contact:		Investor Relations:
Richard Garr, President	(301) 366-4960	ICR, Inc.
Media Contact:		Ina McGuinness	(310) 954-1100
Planet Communications		Equity Communications
Deanne Eagle	(917) 837-5866	Steve Chizzik	(908) 688-9111

For Immediate Release

NEURALSTEM FILES FDA APPLICATION FOR FIRST ALS  STEM CELL TRIAL

Rockville, MD, December 18, 2008 —Neuralstem, Inc. (NYSE Alternext US: CUR) announced this morning that it has filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to begin a clinical trial to treat amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease).  The Company is planning to treat ALS patients through spinal injections of its stem cells via its patented Human Neural Stem Cell technology.

“Like all first human trials, this proposed trial is primarily designed to test the safety and feasibility of both our stem cells and our method of delivering the cells to the spinal cord in ALS patients,” said Neuralstem CEO and President, Richard Garr.  “We are also proposing secondary endpoints which we hope will be able to measure a slowing down of the degenerative process.”

ALS is a progressive neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control the muscles.  Loss of the ability to initiate and control muscle movement ends in paralysis and, ultimately, death. ALS affects roughly 30,000 people in the U.S., with about 7,000 new diagnoses per year.

Neuralstem expects to conduct the trial at Emory University with Dr. Johnathan Glass, M.D.,  Director of the Emory Neuromuscular Laboratory and Director of the Emory ALS Center, as site Principal Investigator (PI).  Dr. Eva Feldman, M.D., Ph.D., Head of the A. Alfred Taubman Medical Research Institute and the De Jong Professor of Neurology at the University of Michigan Medical School, will be the overall PI for the ALS trial program. Formal approvals from these institutions to conduct the trial can come only after FDA approval of the trial protocol.

“The filing of this IND is an important event for Neuralstem,” said Garr, “but it marks only the beginning of a process which includes working together with the FDA to approve the first human ALS stem cell trial; refining our understanding of how to optimize delivery of our cells into patients; and ultimately delivering a new treatment for patients with this currently incurable disease.”

About Neuralstem

Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and ALS. The Company filed an IND (Investigational New Drug) application with the FDA for ALS clinical trials in December, 2008, and has entered into a collaborative agreement with Albert-Ludwigs-University, in Freiburg, Germany, to develop clinical trials for Huntington’s disease.

In pre-clinical work, the company's cells have extended the life of rats with ALS (Lou Gehrig's disease) as reported the journal TRANSPLANTATION, in collaboration with Johns Hopkins Unversity researchers, and also reversed paralysis in rats with Ischemic Spastic Paraplegia, as reported in NEUROSCIENCE on June 29, 2007, in collaboration with researchers at University of California San Diego.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10- KSB for the year ended December 31, 2007 and the quarterly report on form 10-Q for the period ended September 30, 2008.

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